EXHIBIT 1.3

Amendment No. 2 to
At-The-Market Issuance Sales Agreement

November 26, 2014

MLV & Co. LLC (formerly, McNicoll, Lewis & Vlak LLC)
1251 Avenue of the Americas, 41st Floor
New York, NY 10020

Ladies and Gentlemen:

Reference is made to the At-The-Market Issuance Sales Agreement, dated July 13, 2011, including the Schedules thereto, between McNicoll, Lewis & Vlak LLC (n/k/a MLV & Co. LLC) (“MLV”) and Prana Biotechnology Ltd, a corporation organized under the laws of the state of Victoria, Australia (the “Company”), as amended by Amendment No. 1 to the At-The-Market Issuance Sales Agreement, dated August 30, 2013, between MLV and the Company (together, the “Sales Agreement”).  All capitalized terms used in this Amendment No. 2 to At-The-Market Issuance Sales Agreement between MLV and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement.  MLV and the Company agree as follows:

A.        Amendments to Sales Agreement.  The Sales Agreement is amended as follows:

1.           In Section 1 of the Sales Agreement, the reference to “for up to an aggregate of $47,184,000 in addition to any Ordinary Shares sold pursuant to this Agreement prior to August 30, 2013” in the first paragraph, is deleted and replaced with “for up to an aggregate of $50,000,000 in addition to any Ordinary Shares sold pursuant to this Agreement prior to November 26, 2014.”

2.           In Section 1 of the Sales Agreement, the reference to “a registration statement on Form F-3 (File No. 333-174278)” in the second paragraph, is deleted and replaced with “a registration statement on Form F-3 (File No. 333-199783).”

3.           In Section 6(m) of the Sales Agreement, the reference to “A registration statement on Form F-6 (File No. 333-136944) in respect of the ADSs has been filed with the Commission on August 28, 2006” is deleted and replaced with “A registration statement on Form F-6 (File No. 333-199907) in respect of the ADSs has been filed with the Commission on November 6, 2014.”

4.           Schedule 1 is amended by deleting “July 13, 2011, as amended on August 30, 2013, the Company hereby requests that MLV sell up to 50,000,000 of the Company’s Placement Shares at a minimum market price of $_______ per share” and adding the words “July 13, 2011, as amended on August 30, 2013 and November 26, 2014, the Company hereby requests that MLV sell up to [_________] Placement Shares, represented by ADSs, at a minimum market price of $_______ per share.”

5.           Schedule 2 is amended by amending and restating the compensation as follows:

The Company shall pay to MLV in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to up to 3% of the gross proceeds from each sale of Placement Shares.

6.           Schedule 3 is amended by amending and restating the MLV contacts as follows:

Randy Billhardt                           rbillhardt@mlvco.com

Dean Colucci                               dcolucci@mlvco.com

Ryan Loforte                                rloforte@mlvco.com

Patrice McNicoll                          pmcnicoll@mlvco.com

Miranda Toledano                       mtoledano@mlvco.com

With a copy to mlvatmdesk@mlvco.com

7.           The first sentence of the Form of Representation Date Certificate attached as Exhibit 7(l) is amended by deleting “July 13, 2011, as amended on August 30, 2013” and adding the words “July 13, 2011, as amended on August 30, 2013 and November 26, 2014.”

        B.           Prospectus Supplement.  The Company shall file a 424(b) Prospectus Supplement reflecting this Amendment within 2 Business Days of the date hereof.

        C.           No Other Amendments.  Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

Executed by Prana Biotechnology Limited ACN
080 699 065 acting by the following persons:

By: /s/ Geoffrey Kempler
Name: Geoffrey Kempler
Title:  Executive Chairman and Chief Executive  Officer

By: /s/ Phillip Hains
Name: Phillip Hains
Title: Company Secretary

ACCEPTED as of the date first above written:

MLV & Co. LLC (formerly McNicoll, Lewis & Vlak LLC)

By: /s/  Dean M. Colucci
Name: Dean M. Colucci
Title: President